UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONMED CORPORATION

(Name of Registrant as Specified In Its Charter)

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Mark Tryniski, Chairman of the Board of Directors (the “Board”) of CONMED Corporation (“CONMED”), today sent an email to J. Daniel Plants, Managing Partner of Voce Capital Management LLC (“Voce”), in response to a press release issued by Voce today at 9:05 a.m. ET regarding Voce’s offer to withdraw its three director nominees for election at CONMED’s 2014 Annual Meeting of Shareholders in exchange for the appointment of two Voce director nominees, James W. Green and Joshua H. Levine, to the Board, among other terms.

Following is a copy of the email that Mr. Tryniski sent to Mr. Plants:

August 26, 2014

Dan,

I was surprised to see your press release cross the wire this morning at 9:00am ET. In your email to me at 9:30am ET yesterday you asked for a response within 24 hours. It’s unfortunate you did not give me the courtesy of the 24 hours before issuing a misleading press release regarding CONMED and our intentions. I have been in the process of reaching out to my Board to review your proposal, which is substantially similar to your offer of July 25th and disproportionate to your less than .50% ownership. Before you began this disruptive and time consuming proxy contest, we had offered to bring one of your nominees on to the Board.

Our leaders are focused on execution to improve CONMED’s performance and create long-term value for all shareholders.

Mark

About CONMED

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,600 employees distribute its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute more than 50% of the Company’s total sales.

Forward Looking Information

This filing contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this filing involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this filing include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material, transportation or litigation; and/or (viii) the Company’s ability to devise and execute strategies to respond to market conditions.

Important Additional Information and Where to Find It

The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2014 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2014 Annual Meeting”) and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2014 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.conmed.com in the “Investors” section as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as directors may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2014 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the Company’s 2014 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, is set forth in the Company’s definitive proxy statement for the 2014 Annual Meeting and other relevant documents filed with the SEC.